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                                                                       Exhibit 5
Gemstar-TV Guide International, Inc.
135 N. Los Robles Avenue, Suite 800
Pasadena, CA 91101

          Re:  Registration Statement on Form S-3 of
               Gemstar-TV Guide International, Inc.
               (the "Company")

Ladies and Gentlemen:

          I have examined the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission relating to the sale by certain selling stockholders of up to 3,856,876 shares (the "Shares") of the Company's common stock, $.01 par value per share. I have also examined the steps taken in connection with the authorization of the issuance of the Shares.

          Based upon my examination, including other matters I have deemed relevant and advice I have received, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company, are validly issued, and are fully paid and nonassessable.

          This opinion will be an exhibit to the Registration Statement.

                                Respectfully submitted,

                                /s/ STEPHEN A. WEISWASSER
                                ----------------------------
                                Stephen A. Weiswasser
                                Executive Vice President and
                                General Counsel